Exhibit 99.1
FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q1 2010 Results

•	Revenues of $865.1 million, compared to $1.5 billion in Q1 2009

•	Net income of $20.9 million, compared to net income of $39.0 million in Q1 2009

•	Diluted EPS of $0.42, compared to diluted EPS of $0.80 in Q1 2009

•	Backlog of $3.8 billion, compared to $4.3 billion at Q4 2009

Sylmar, CA – May 6, 2010 - Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the first quarter ended March 31, 2010.

First Quarter Results
Net income was $20.9 million for the first quarter of 2010, as compared to net income of $39.0 million for the first quarter of 2009. Diluted earnings per common share were $0.42 for the first quarter of 2010, as compared to diluted earnings per common share of $0.80 for the first quarter of 2009. Revenues from construction operations were $865.1 million for the first quarter of 2010, as compared to revenues of $1.5 billion for the first quarter of 2009.

Operating results for the first quarter of 2010 were reduced primarily as a result of the completion of $6.2 billion in contracts for MGM’s Project CityCenter in December 2009 and work in Iraq that contributed higher margins during the first quarter of 2009.  In addition, we continue to experience lower new work awards in the Building segment as a result of reduced spending in the overall building industry.

The backlog of uncompleted construction work at March 31, 2010 was $3.8 billion, a decrease of $0.5 billion from the $4.3 billion backlog reported at December 31, 2009. The March 31, 2010 backlog includes new contract awards and adjustments to contracts in process added during the first quarter of 2010 of approximately $312 million, including a $92 million contract for construction of an energy research plant in California and a $40 million contract for construction of a government hospital project in Florida.  Our overall backlog decreased during the first quarter of 2010, reflecting the completion of large hospitality and gaming work under contract for the period, including Project CityCenter, and the continued lack of nonresidential building new work acquired.  However, we have pending awards and prospects for both public and private sector customers that we anticipate will enter backlog in the near future.  For example, we were recently identified as the low bidder on four civil projects totaling approximately $366 million in California, New Jersey, New York and Maryland.  We expect these projects to enter our backlog in the second quarter of 2010.

At March 31, 2010, working capital was $324.0 million, an increase of $20.9 million from $303.1 million at December 31, 2009. In January 2010, the Company amended its line of credit agreement, increasing total available borrowings at March 31, 2010 to $311.5 million. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Outlook
Guidance for the full year of 2010 is estimated to be within the range previously provided. Revenues are estimated to be in the range of $3.4 to $3.9 billion and diluted earnings per common share are estimated to be in the range of $2.00 to $2.20 per share.

Ronald Tutor, Chairman and CEO, said: “With continued focus on our higher-margin civil and management service group contributions to operating profits, combined with incremental improvement in the overall building industry, we remain confident in our ability to leverage our diversified platform for long term growth.  We believe that there are notable signs of improvement in the broad economy, such as available financing, that we anticipate will translate into promising bidding opportunities for our Company.”

1st Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, May 6, 2010, to discuss the Company’s first quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 362-4820 and enter the pass code 33336672. International callers should dial

(617) 597-5345 and enter the pass code 33336672.

If you are unable to participate in the call at this time, a replay will be available on Thursday, May 6, 2010 at 4:30 PM Pacific Time, through Thursday, May 13, 2010 at 9:00 PM Pacific Time. To access the replay dial (888) 286-8010 and enter the conference ID number 40094390. International callers should dial (617) 801-6888 and enter the same conference ID number 40094390.

About Tutor Perini Corporation
Tutor Perini Corporation (the “Company”) is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)
	For the Three Months Ended
	March 31,
	2010	2009
Revenues:
Building	$686,284	$1,342,937
Civil	124,660	89,345
Management services	54,131	86,000
TOTAL REVENUES	$865,075	$1,518,282

Gross profit	$76,133	$106,910
General and administrative expenses	41,976	44,276
Income from construction operations	34,157	62,634
Other income, net	345	1,266
Interest expense	(1,521)	(1,230)
Income before income taxes	32,981	62,670
Provision for income taxes	(12,048)	(23,689)
NET INCOME	$20,933	$38,981

BASIC EARNINGS PER COMMON SHARE	$0.43	$0.80

DILUTED EARNINGS PER COMMON SHARE	$0.42	$0.80

Weighted average common shares outstanding:
Basic	49,025	48,514
Effect of dilutive stock options and
restricted stock units outstanding	337	505
Diluted	49,362	49,019

Selected Balance Sheet Data (Unaudited) (In thousands)
	March 31,	December 31,
	2010	2009
Total assets	$2,773,185	$2,820,654
Working capital	$323,974	$303,118
Long-term debt, less current maturities	$87,733	$84,771
Stockholders' equity	$1,312,693	$1,288,426

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer